UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 24, 2014
Date of Report (Date of earliest event reported)

BALLROOM DANCE FITNESS, INC.

(Exact name of registrant as specified in its charter)

Florida	333-138251	26-3994216
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 Hillsboro Mile Suite 1004 Hillsboro Beach, Florida	33062
(Address of principal executive offices)	(Zip Code)

(954) 684-8288
Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 1.  REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The Board of Directors of Ballroom Dance Fitness Inc., a Florida corporation (the "Company") authorized the execution of that certain asset purchase agreement dated October 18, 2013 (the "Asset Purchase Agreement") with Plaza Ballroom & Event Centre LLC, a Florida limited liability company ("Plaza Ballroom"). In accordance with the terms and provisions of the Asset Purchase Agreement, the Company acquired certain assets from Plaza Ballroom including, but not limited to, a dance studio and associated lease, domain address and associated website and data base of approximately 1,100 customers (collectively, the "Assets"). In consideration for the purchase of the Assets by the Company, the Company paid aggregate consideration to Plaza Ballroom in the amount of $325,000 consisting of: (i) cash in the amount of $25,000 of which $5,000 was a non-refundable advance; and (ii) issuance in the name of Plaza Ballroom or its designee an aggregate of 1,000,000 shares of its restricted common stock at a per share price of $0.30 valued at $300,000, which shares were valued at $300,000 based on the last closing price of the Shares of $0.30 per share as reported by the OTC Bulletin Board on September 3, 2013 (hereinafter referred to as the “Purchase Price”).

Amendment to Asset Purchase Agreement

On March 24, 2014, the Board of Directors authorized the execution of that certain amendment to the Asset Purchase Agreement (the "Amendment"). In accordance with the terms and provisions of the Amendment, Plaza Ballroom agreed that the consideration reflected above constitutes full payment of the Purchase Price in addition to the following:

(a)  The Company agrees to provide funding for acquisition of the premises on the left side of the dance studio (the "Plaza Ballroom"), which is estimated at $50,000 with completion time in 12 months;

(b)  The Company agrees to provide a further investment of $70,000 to add a kitchen to the Plaza Ballroom, which estimated completion time is six months;

(c)  The Company agrees to loan $20,000.00 with interest at the rate of 8% per annum to "Your Events 4 Less, Inc." or, in the alternative, to acquire a 10% equity interest in "Your Events 4 Less, Inc.";

(d)  The Company agrees to extend the management contracts for Ann Morello and Joseph S. Morello for a period of five years and to not interfere with the operational aspects of Plaza Ballroom providing PlazaBallroom attains certain pre-determined goals as set forth in the respective management contracts;

(e)  In the event the Company desires to change management, a minimum buyout of $150,000 in cash would be required or the issuance of an additional 1,000,000 shares of restricted common stock of the Company with a minimum value of $0.20 per share would be paid or issued to Plaza Ballroom;

(f) In the event William Forhan is removed or resigns as the President/Chief Executive Officer of the Company for any reason, a buyout of a minimum of $300,000 or the agreed upon market value of Plaza Ballroom will be offered; an independent appraiser would be engaged to determine and arbitrate reasonable fair market value of Plaza Ballroom; and

(g)  Ann Morello shall also have the right to buy back the interest sold as set forth in the Asset Purchase Agreement in accordance with the terms and provisions of the buy and sell provision in that certain disability agreement.

All other provisions of the Asset Purchase Agreement are deemed valid and remain in full force and effect..

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment dated March 24, 2014 to the Asset Purchase Agreement dated October 18, 2013 between Plaza Ballroom & Event Centre LLC and Ballroom Dance Fitness Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLROOM DANCE FITNESS INC.
DATE: March 27, 2014	/s/ William Forhan Name: William Forhan Title: President

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